EXHIBIT 10.4

THE NAUTILUS GROUP, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

The Nautilus Group, Inc. (the “Company”) has granted to              (the “Optionee”), an option to purchase a total of              shares of Common Stock, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the 1995 Stock Option Plan (the “Plan”) adopted by the Company which is incorporated herein by reference. The Terms defined in the Plan shall have the same defined meanings herein.

1. Nature of the Option. This Option is a nonstatutory stock option and is not intended to qualify for a special tax benefit to the Optionee.

2. Exercise Price. The exercise price is $            U.S. for each share of Common Stock, which price is not less than the fair market value per share of the Common Stock on the date of grant.

3. Exercise of Option. The Option shall be exercisable during its term in accordance with the provisions of the Plan as follows:

(i) Right to Exercise.

(a) This Option shall be exercisable, only when the Option is vested as defined in Term of Option, Section 8.

(b) This Option may not be exercised for a fraction of a share.

(c) In the event of Optionee’s death or divorce, the exercisability of the Option is governed by the provisions of the Plan.

(ii) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the Optionee’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary or Assistant Secretary of the Company. The written notice shall be accompanied by payment of the exercise price as provided in Section 5 below.

No shares will be issued pursuant to the exercise of an Option, unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

4. Optionee’s Representations. In the event the Shares purchasable pursuant to the exercise of the Option have not been registered under the Securities Action of 1933, as amended, at the time this Option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company the Optionee’s Investment Representation Statement in such form as may be required in the opinion of the Company’s legal counsel to comply with applicable state and federal securities laws.

5. Method of Payment. Payment of the exercise price shall be in cash. Any Common Stock delivered in full or partial payment for the exercise price shall be valued at the fair market value thereof the day of exercise. If the value of the Common Stock delivered in payment of the exercise price exceeds the exercise price, no fractional shares will be issued and Optionee will receive cash in the amount of such excess.

6. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise of the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, or the rules, regulations or listing requirements of any stock exchange upon which the shares are listed or included.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of the descent or distribution or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. Term of Option. The term of this Option shall be as follows:

(i) Vesting Period of Option. Each option granted to the non-employee directors shall vest in its entirety only upon the conclusion of said Board member term of office at the next Annual Shareholders meeting, provided that said Board member remains in office during such term.

(ii) Exercisable Period. This Option may not be exercised more than ten (10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option. This Option shall not be exercisable following the effective date of the termination of Optionee’s employment with the Company or its subsidiaries. In addition, if Optionee’s employment is terminated for cause or if Optionee voluntarily terminates employment without giving the Company at least thirty (30) days’ advance written notice, this Option shall be immediately canceled and non-exercisable and any exercise of this Option within the six (6) month period preceding such date of cancellation shall be rescinded and/or Optionee shall immediately pay to the Company the actual proceeds from the sale of shares acquired from exercise of this Option within such six (6) month period, less the Option exercise price. If the Shares were disposed of other than by sale in such a transaction which cannot be rescinded, Optionee shall pay the Company the difference between the Option exercise price and the fair market value as of the date of disposition.

9. Taxation Upon Exercise of Option. Optionee understands that pursuant to certain provisions of the Internal Revenue Code of 1986, as amended, upon exercise of this Option, Optionee may recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares of the exercise price. The Company will be required to withhold tax from Optionee’s current compensation with respect to such income; to the extent that Optionee’s current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option.

DATE OF GRANT:

THE NAUTILUS GROUP, INC.

By:
Signature

Print Name

Its:

Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that Optionee is familiar with the terms and provisions thereof. Optionee further acknowledges that if the Plan has not been approved by the Company’s shareholders on the date of grant of the Option, this Option is not exercisable until such approval has been obtained.

Dated:

(Optionee)

Print Name

3